UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of Earliest Event Reported): January 16, 2014

REXNORD CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-35475	20-5197013
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4701 West Greenfield Avenue, Milwaukee, Wisconsin		53214
(Address of Principal Executive Offices)		(Zip Code)

(414) 643-3739
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers

On January 16, 2014, John M. Stropki accepted an appointment by the Board of Directors to become a director of Rexnord Corporation. Mr. Stropki’s service as a director begins immediately. In connection with its decision to appoint Mr. Stropki to the Board, the Board determined that Mr. Stropki will be an “independent” director under New York Stock Exchange listing standards and as defined in Rule 10A-3 of the Securities Exchange Act of 1934. Mr. Stropki will receive a standard compensation package for independent directors, including an option to purchase 9,409 shares of Rexnord common stock at $28.23 per share (the closing price on January 16, 2014). Mr. Stropki has been designated a director in the class whose terms expire at the fiscal 2017 annual meeting of stockholders.

Mr. Stropki, age 63, is the retired chairman, chief executive officer and president of Lincoln Electric Holdings, Inc. Mr. Stropki served for more than 40 years in a variety of progressively more responsible roles at Lincoln Electric Holdings, Inc., including as its chairman, chief executive officer and president from 2004 to 2012 and its executive chairman until December 2013. Mr. Stropki holds a BA from Purdue University and an MBA from Indiana University. Mr. Stropki currently serves as a member of the Board of Directors of The Sherwin-Williams Company and Hyster-Yale Materials Handling, Inc.

The Board appointed Mr. Stropki as a director due to his significant management and leadership experience, including as chief executive officer and chairman, at a global industrial company with a long history of strong financial performance and shareholder returns; his experience on other public company boards; and his ability to serve as an “independent” director of Rexnord.

In conjunction with Mr. Stropki joining the Board, on January 16, 2014, Steven Martinez, a director of Rexnord Corporation, informed Rexnord that he resigned from the Board of Directors, effective immediately. Mr. Martinez’s resignation letter stated that his decision does not relate to any disagreement on matters relating to Rexnord’s operations, policies or practices.

SIGNATURE
Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, Rexnord Corporation has caused this report to be signed on its behalf by the undersigned thereunto authorized this 16th day of January, 2014.

REXNORD CORPORATION

BY:	/S/ Patricia M. Whaley
Patricia M. Whaley
Vice President, General Counsel and Secretary